Exhibit 4.1

Stockholders Agreement

This Stockholders Agreement (this “Agreement”), dated as of October 10, 2016, is entered into by EnviroStar, Inc., a Delaware corporation (the “Company”), Symmetric Capital LLC, a Florida limited liability company (“Symmetric 1”), Symmetric Capital II LLC, a Florida limited liability company (and together with Symmetric 1, “Symmetric”), Henry M. Nahmad (“Nahmad”), Western State Design, LLC, a California limited liability company (“WSD”), Dennis Mack and Tom Marks. WSD, Dennis Mack and Tom Marks are sometimes hereinafter referred to individually as a “Seller” and collectively as the “Sellers.” WSD, the Sellers, Symmetric and Nahmad are sometimes hereinafter referred to individually as a “Stockholder” and collectively as the “Stockholders.”

RECITALS

WHEREAS, Dennis Mack and Tom Mark own all of the membership units of WSD;

WHEREAS, the Company and Western State Design, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Buyer”), on the one hand, and the Sellers, on the other hand, entered into that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”) pursuant to which, among other things, WSD sold to the Buyer all of the assets (other than any Excluded Assets (as defined in the Asset Purchase Agreement)) of WSD for an aggregate purchase price of $28.0 million, subject to adjustment as set forth therein (the “Purchase Price”), of which $18.0 million was paid in cash (the “Cash Amount”) and $10.0 million was paid in shares of Common Stock, par value $0.025 per share (“Common Stock”), of the Company;

WHEREAS, the Company will pay a portion of the Cash Amount from the proceeds it received from the issuance in a private placement transaction of 1,290,323 shares (the “Private Placement Shares”) of the Company’s Common Stock to Symmetric a price per share equal to $4.65;

WHEREAS, immediately following the consummation of the transactions contemplated by the Asset Purchase Agreement, Symmetric and Nahmad, on the one hand, and the Sellers, on the other hand owned, directly or indirectly, shares of the Company’s Common Stock representing approximately 41.4% and 16.6%, respectively, of shares of the Company’s Common Stock on a fully diluted basis; and

WHEREAS, (1) as an inducement to Symmetric to purchase the Private Placement Shares, and (2) in connection with their entry into the Asset Purchase

Agreement and the consummation of the transactions contemplated thereby, the Company, Symmetric, Nahmad and the Sellers agreed to enter into this Agreement, which sets forth certain terms and conditions relating to, among other things, the ownership, transfer and voting of the shares of the Company’s Common Stock

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Voting

Section 1.01           Sellers Covenants to Vote.

(a)           Each Seller hereby agrees to vote or cause to be voted or consent or cause to be consented, with respect to all matters submitted to a vote or consent, as the case may be, of the Company’s stockholders at any time during the term of this Agreement, whether the matter is brought before any meeting of the stockholders of the Company however called, proposed to be taken by written consent of the stockholders of the Company or otherwise, all of the shares of Common Stock owned or held by such Seller, directly or indirectly (1,656,486 shares owned by WSD shall hereinafter be referred to as the “WSD Shares”), 0 shares owned by Dennis Mack shall hereinafter be referred to as the “Mack Shares,” 0 shares owned by Tom Marks shall hereinafter be referred to as the “Marks Shares,” and the WSD Shares, the Mack Shares and the Marks Shares shall collectively be referred to as the “Seller Shares”), as directed by the Manager of Symmetric I. For the avoidance of doubt, the terms “WSD Shares”, “Mack Shares,” “Marks Shares” and “Seller Shares” shall include all shares of the Company’s Common Stock owned or held by WSD, Dennis Mack, Tom Marks or the Sellers, as the case may be, directly or indirectly, as of the date hereof (after giving effect to the purchase and sale transaction contemplated by the Asset Purchase Agreement) and all shares subsequently acquired by any of WSD, Dennis Mack, Tom Marks or the Sellers, as the case may be, including, without limitation, upon exercise of any stock option, warrant or similar purchase right. The term “Manager of Symmetric I” shall mean Nahmad or, if applicable, an entity under his majority control as contemplated by the proviso in Section 7.01(d) (“Nahmad Entity”). Notwithstanding the foregoing to the contrary, the obligations of Sellers under this Section 1.01(a) shall terminate immediately if any of the following conditions occur: (a)(i) none of Nahmad or a Nahmad Entity is the sole Manager of Symmetric I, or (ii) a Nahmad Entity does not have majority control over Symmetric; or (b) Nahmad is not Chief Executive Officer of the Company. “Subject Shares” means the Seller Shares and the shares of the Company’s Common Stock owned by Symmetric or Nahmad or over which Symmetric or Nahmad exercises voting control.

(b)           In furtherance of the voting agreement of the Sellers contained in Section 1.01(a), each Seller hereby constitutes and appoints as the proxy of such Seller, and hereby grants a power of attorney to, the Manager of Symmetric I, with full power of substitution, with respect to all matters submitted to a vote or consent of the Company’s stockholders as contemplated by the foregoing Section 1.01(a). Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties in connection with the transactions contemplated by the Asset Purchase Agreement and this Agreement, including the agreements to vote set forth in this Article I, and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to Article VI or, if earlier, the obligations of the Sellers under Section 1.01(a) terminate as provided therein.

(c)           Each Seller hereby revokes any and all previous proxies or powers of attorney with respect to the Seller Shares and shall not hereafter, unless and until this Agreement terminates pursuant to Article VI, purport to grant any other proxy or power of attorney with respect to any of the Seller Shares, deposit any of the Seller Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Seller Shares.

(d)           Symmetric shall indemnify and hold harmless each Seller and each of their Indemnified Persons (as such term is defined in the Asset Purchase Agreement, except that for purposes of this Agreement, none of the Company nor any subsidiary of the Company shall be deemed an Indemnified Person of either Seller) from, against and in respect of any loss (excluding loss of value of the Seller Shares), liability, claim, damage, cost, fine, deficiency, judgment, award, settlement and expense (including, without limitation, interest, penalties, costs of investigation and defense and the reasonable fees and expenses of attorneys and experts) (collectively, “Indemnifiable Expenses”) incurred directly by such Seller or Seller Indemnified Person in connection with any claim asserted by an unaffiliated third party against such Seller or Seller Indemnified Person based upon the voting of the Seller Shares by: (i) such Seller under direction of the Manager of Symmetric I pursuant to Section 1.01(a); or (ii) the Manager of Symmetric I or its designee pursuant to the proxy and power of attorney granted under Section 1.01(b). Notwithstanding the foregoing, the aggregate liability of Symmetric to any Seller collectively with such Seller’s Indemnified Persons under this Section 1.01(d), together with the aggregate liability of Symmetric to such Seller collectively with such Seller’s Indemnified Persons under Section 8.06(b) of the Asset Purchase Agreement, shall not exceed $10,000,000. In addition, for the avoidance of doubt, the indemnification contemplated by this Section 1.01(d) shall not apply to any Indemnifiable Expenses incurred in connection with such Seller’s or Seller Indemnified Person’s capacity as a director, officer or employee of the Company.

Section 1.02           Symmetric and Nahmad Covenants to Vote. Each of Symmetric and Nahmad hereby agrees to vote or cause to be voted or consent or cause to be consented, at any meeting of the stockholders of the Company however called at which

Dennis Mack or Tom Marks is proposed to be elected to the Company’s Board of Directors pursuant to Section 4.17 of the Asset Purchase Agreement, or pursuant to a written consent of the stockholders of the Company relating to the election of Dennis Mack or Tom Marks to the Company’s Board of Directors pursuant to Section 4.17 of the Asset Purchase Agreement, all of the shares of Common Stock owned or held by it or him, directly or indirectly (collectively, the “Symmetric Shares”), in favor of the election of Dennis Mack or Tom Marks to the Company’s Board of Directors; provided Dennis Mack or Tom Marks is willing and able to serve, and has consented to serve, as a director of the Company for the applicable directorship term; provided, further that the obligations of Symmetric and Nahmad under this Section 1.02 shall terminate automatically and forever upon the earlier of (i) the fifth anniversary of the date hereof; (ii) such time, if any, Dennis Mack, Tom Marks and their respective Affiliates collectively own less than 5% of shares of the Company’s Common Stock on a fully diluted basis; and (iii) the occurrence of any Termination Event; provided however, in the case of subsection (iii), the obligations of Symmetric and Nahmad under this Section 1.02 shall only terminate with respect to the person for which a Termination Event has occurred. For the avoidance of doubt, the term “Symmetric Shares” shall include all shares of the Company’s Common Stock owned or held by either Symmetric or Nahmad, directly or indirectly, whether owned or held by Symmetric as of the date hereof or subsequently acquired by either of them, including, without limitation, upon exercise of any stock option, warrant or similar purchase right. The term “Termination Event” shall mean, the cessation of Dennis Mack’s or Tom Mark’s, as the case may be, employment with the Company due to a termination by the Company for Cause (as defined below) or a voluntary resignation by Dennis Mack or Tom Marks, as the case may be, without Good Reason (as defined below), in each case only during the one-year period commencing on the date hereof.

The term “Cause” shall have the meaning set forth in any employment agreement between the Company and Dennis Mack or Tom Marks, as the case may be, in effect as of the date of termination of his employment with the Company, or if no such employment agreement is in effect, then “Cause” shall mean, with respect to Dennis Mack or Tom Marks, as the case may be: (i) the breach of fiduciary duty or wilful misconduct with respect to the Company or any of its Affiliates, which results or is reasonably likely to result in material harm to the Company or any of its Affiliates, provided that Dennis Mack or Tom Marks, as the case may be, shall be entitled to (A) written notice within 10 calendar days of such breach or action and (B) an opportunity to cure such breach or action to the reasonable satisfaction of the Company’s Board of Directors during a period of 30 calendar days following notice of such breach or action; (ii) the commission of an act of fraud with respect to the Company or any of its Affiliates, which results or is reasonably likely to result in material harm to any of such persons; or (iii) the conviction of or plea of guilty or nolo contendere to a felony carrying mandatory jail time of more than twelve (12) months.

The term “Good Reason” shall have the meaning set forth in any employment agreement between the Company and Dennis Mack and Tom Marks, as the case may be, in effect as of the date of his resignation, or if no such employment agreement is in effect, then “Good Reason” shall mean Dennis Mack’s or Tom Mark’s, as the case me be, resignation from his employment with the Company due to: (i) a material breach by the Company of any material obligation owed to Dennis Mack or Tom Marks, as the case may be, in connection with his employment with the Company (including the failure of the Company to pay any amount, or to provide any benefit, to which Dennis Mack or Tom Marks, as the case may be, may be entitled from time to time), excluding for this purpose any breach which is remedied by the Company within 30 calendar days after receipt of written notice thereof given by Dennis Mack or Tom Marks, as the case may be; or (ii) the assignment to Dennis Mack or Tom Marks, as the case may be of any duties inconsistent in any material respect with Dennis Mack’s or Tom Mark’s, as the case me be, position (including status, titles and reporting requirements), authority, duties or responsibilities (in each case as compared to the same as they exist immediately following the consummation of the transactions contemplated by the Asset Purchase Agreement), or any other action or omission by the Company that results in a material diminution in such position, title, authority, duties or responsibilities (in each case as compared to the same as they exist immediately following the consummation of the transactions contemplated by the Asset Purchase Agreement), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within 30 calendar days after receipt of written notice thereof given by to Dennis Mack or Tom Marks, as the case may be.

Article II
Transfer

Section 2.01           General Restrictions on Transfer of Seller Shares.

(a)           Except as otherwise expressly permitted pursuant to this ARTICLE II, no Seller shall Transfer (as hereinafter defined) any Seller Shares without the prior written consent of Symmetric, which consent may be granted or withheld in the sole and absolute discretion of Symmetric.

(b)           For all purposes of this Agreement, the term “Transfer” means, as a noun, any direct or indirect, voluntary or involuntary transfer, sale, pledge, encumbrance, assignment, hypothecation, gift, or other disposition and, as a verb, to voluntarily or involuntarily, directly or indirectly, transfer, sell, assign, pledge, encumber, hypothecate, give, or otherwise dispose of, any of the Seller Shares or Symmetric Shares, as the case may be. In addition, with respect to any Seller that is an entity, or Symmetric, any Transfer by any equity holder of such entity of his or its equity interests in such entity, or the issuance of any additional equity interests in such entity, shall be deemed to be a Transfer for purposes of this Agreement.

(c)           From the date hereof until the nine month anniversary of the date hereof, neither the Company nor Symmetric shall grant a shareholder of any entity purchased or acquired by the Company during such period a more favorable right to transfer shares of Common Stock received in such acquisition than the right set forth in this Section 2.01, except in connection with (i) such purchase or acquisition by the Company of an entity in which the stock consideration paid to the seller is less than $1,000,000 or (ii) such purchase or acquisition by the Company of an entity that qualifies as an Employee Stock Option Plan under the Internal Revenue Code of 1986, as amended.

Section 2.02           Permitted Transfers. A Seller shall be free at any time (without the consent of Symmetric but, in the case of clauses (i) or (ii) of this sentence, upon at least five business days advance written notice (other than in the case of the death of a Seller) to Symmetric) to Transfer all or any portion of his Seller Shares: (i) in the case the transferring Seller is a natural persona Transfer made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Seller (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or to any trust, partnership, limited liability company or similar vehicle owned or controlled by such Seller; (ii) in the case of a transferring Seller that is not a natural person, to (A) such Seller’s equity holders or (B) a wholly owned subsidiary of such Seller; and (iii) in the case of any Seller, to Symmetric (whether pursuant to the provisions of this Article II or otherwise). Seller Shares owned or held by a Seller who is a natural person may also be Transferred involuntarily by operation of law. In addition, Seller Shares may be Transferred pursuant to a merger, consolidation or other business combination involving the Company’s Common Stock that has been approved by the Company’s Board of Directors and otherwise in compliance with all applicable laws, rules and regulations. Notwithstanding the foregoing, in the case of any Transfer permitted under this Section 2.02 (other than a permitted Transfer pursuant to the preceding sentence or clause (iii) of this Section 2.02), it shall be a condition to such Transfer that such transferee agrees, by executing a joinder agreement in substantially the form attached hereto as Exhibit A (y) to be bound by this Agreement as a Seller with respect to all of the Seller Shares Transferred to such transferee, and (z) that all of the Seller Shares Transferred to such transferee remain subject to this Agreement and all of the terms, conditions and restrictions hereof as Seller Shares.

Section 2.03           Right of First Refusal in Off Market Transaction.

(a)           If, following the date which is one year after the date hereof, a Seller (such Seller, an “Offering Stockholder”) receives a bona fide offer (the “Offer”) from any unaffiliated third party (a “Third Party Purchaser”) to purchase any or all of the Seller Shares owned by such Seller (the “Offered Shares”) in an Off Market Transaction (as defined below) and the Offering Stockholder desires to Transfer the Offered Shares to the Third Party Purchaser pursuant to such Offer, then the Offering Stockholder must first make an offering of the Offered Shares to Symmetric in accordance with the provisions of this Section 2.03. “Off Market Transaction” means any purchase and sale of Seller Shares other than a purchase and sale of Seller Shares on a national securities exchange on which the Company’s Common Stock is listed for trading, or if the Company’s Common Stock is not listed or admitted to trading on any national securities exchange, in the over-the-counter market or such other system then in use.

(b)           The Offering Stockholder shall, within five business days after receipt of the Offer from the Third Party Purchaser, give written notice (the “Offering Stockholder Notice”) to Symmetric stating that it has received a bona fide offer from a Third Party Purchaser and specifying:

(i)           the number of Offered Shares proposed to be Transferred by the Offering Stockholder;

(ii)           the identity of the Third Party Purchaser;

(iii)           the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv)           the proposed date, time and location of the closing of the Transfer, which shall not be less than 60 days from the date of the Offering Stockholder Notice.

The Offering Stockholder Notice shall constitute the Offering Stockholder's offer to Transfer the Offered Shares to each ROFR Purchaser (as hereinafter defined), which offer shall be irrevocable for the ROFR Notice Period (as hereinafter defined).

(c)           Notwithstanding anything to the contrary contained herein, Symmetric’s right of first refusal contemplated by this Section 2.03 shall be assignable by Symmetric to the Company, Nahmad or any other Affiliate of Symmetric.

(d)           Upon receipt of the Offering Stockholder Notice, Symmetric and, if applicable, its assignee under this Section 2.03 (the “ROFR Purchaser”) shall have 30 days (the “ROFR Notice Period”) to elect, in its sole discretion, to purchase all, but not less than all, of the Offered Shares on the terms specified in the Offering Stockholder Notice (subject to the right of the ROFR Purchaser pursuant to Section 2.03(e) below to pay the purchase price solely in cash), by delivering a written notice of such election (a “ROFR Notice”) to the Offering Stockholder. Any ROFR Notice shall be binding upon delivery and irrevocable by the ROFR Purchaser.

(e)           If the ROFR Purchaser elects to purchase all, but not less than all, of the Offered Shares pursuant to this Section 2.03, the ROFR Purchaser and the Offering Stockholder shall take all actions as may be reasonably necessary to consummate the purchase and sale of such Offered Shares, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate, and making all payments in connection therewith, within 30 days after delivery of the ROFR Notice (or if such 30 day period expires during a period in which

“insiders” of the Company are prohibited from purchasing or selling securities of the Company and such prohibition applies to the exercise of the ROFR Purchaser’s rights hereunder, within 10 days following the expiration of such restricted period). Notwithstanding anything to the contrary contained herein, if all or any portion of the consideration proposed to be paid by the Third Party Purchaser for the Offered Shares as set forth in the Offering Stockholder Notice is other than cash, the ROFR Purchaser shall have the option exercisable in its sole discretion by specifying the same in the ROFR Notice to pay the purchase price solely in cash, in which case the fair market value of the proposed non-cash consideration shall be determined in good faith by the disinterested members of the Company’s Board of Directors. All cash payments shall be paid by certified check or by wire transfer of immediately available funds to an account designated in writing by the Offering Stockholder to the ROFR Purchaser.

(f)           If the ROFR Purchaser does not elect in an ROFR Notice delivered during the ROFR Notice Period to purchase all, but not less than all, of the Offered Shares, (i) Symmetric and, if applicable, ROFR Purchaser shall be deemed to have waived their rights to purchase the Offered Shares under this Section 2.03, and (ii) the Offering Stockholder may, during the 60-day period immediately following the expiration of the ROFR Notice Period and subject to Section 2.03(g), Transfer to the Third Party Purchaser all but not less than all of the Offered Shares on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Stockholder Notice. If the Offering Stockholder does not Transfer the Offered Shares within such period, the rights provided under this Section 2.03 shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third Party Purchaser or otherwise pursuant to this Section 2.03 unless the Offering Stockholder sends a new Offering Stockholder Notice in accordance with, and otherwise complies with, this Section 2.03.

(g)           Notwithstanding anything to the contrary contained herein, it shall be a condition to any Transfer of Offered Shares pursuant to this Section 2.03 that the Third Party Purchaser to whom or which the Offered Shares are Transferred agrees, by executing a joinder agreement in substantially the form attached hereto as Exhibit A, (i) to be bound by this Agreement as a Seller with respect to all of the Offered Shares Transferred to such Third Party Purchaser, and (ii) that all of the Offered Shares Transferred to such Third Party Purchaser remain subject to this Agreement and all of the terms, conditions and restrictions hereof as Seller Shares.

(h)           From the date hereof until the nine month anniversary of the date hereof, neither the Company nor Symmetric shall provide to a shareholder of any entity purchased or acquired by the Company during such period, a “right of first refusal” more favorable than the right of first refusal set forth in this Section 2.03, except in connection with (i) such purchase or acquisition by the Company of an entity in which the stock consideration paid to the seller is less than $1,000,000 or (ii) such purchase or acquisition by the Company of an company that qualifies as an Employee Stock Option Plan under the Internal Revenue Code of 1986, as amended.

Section 2.04           Condition to Transfer of Symmetric Shares. For so long as Symmetric and Nahmad are required to vote for the election of either Dennis Mack or Tom Marks to the Company’s Board of Directors in accordance with Section 1.02 (such period, the “Symmetric Share Restricted Period”), it shall be a condition to any Transfer of the Symmetric Shares that the transferee agrees, by executing a joinder agreement in substantially the form attached hereto as Exhibit A, (i) to be bound by this Agreement as Symmetric is bound with respect to all of the Symmetric Shares Transferred to such transferee, and (ii) that all of the Symmetric Shares Transferred to such transferee remain subject to this Agreement and all of the terms, conditions and restrictions hereof as Symmetric Shares.

Section 2.05           Drag-Along and Tag-Along Rights.

(a)           If Symmetric elects to sell (either in a single or a series of related transactions) shares representing 25% or more of the Symmetric Shares (such Symmetric Shares desired to be so Transferred, the “Transferor Shares”) to an unaffiliated third party (a “Drag Buyer”), then, at least 30 days prior to the date upon which Symmetric intends to consummate such Transfer, Symmetric shall give written notice thereof which notice shall set forth the consideration to be paid by the Drag Buyer, and the other material terms and conditions of such transaction (such notice, the “Transferor Notice”) to each Seller, and such notice may also include notice to the Sellers that Symmetric desires (the “Drag-Along Right”) that each such Seller Transfer in the transaction the percentage of his, her or its Seller Shares equal to the percentage of the Transferor Shares being Transferred in the transaction compared to all of Symmetric Shares owned by Symmetric, Nahmad and the Affiliates of either at that time (the “Ratable Percentage Shares”) and on the same terms and conditions, including price, upon which Symmetric is Transferring the Transferor Shares. The Sellers shall, subject to the provisions of this Section 2.05, consent to and raise no objections against such Transfer by Symmetric and, if requested to do so by Symmetric in the Transferor Notice, Transfer their respective Ratable Percentage Shares, subject to the provisions of this Section 2.05, on the same terms and conditions upon which Symmetric is Transferring the Transferor Shares.

(b)           If Symmetric proposes to sell Transferor Shares pursuant to any transaction or series of related transactions representing 5% or more of the Symmetric Shares to an unaffiliated third party, including in the case where Symmetric would be entitled to exercise the Drag-Along Right but Symmetric does not so elect to exercise the Drag-Along Right (a “Tag Buyer”), then, as a condition to such Transfer, each Seller shall have the right (the “Tag-Along Right”) to sell to the Tag Buyer at such Seller’s option, such Seller’s Ratable Percentage Shares (as calculated in the same manner as set forth in Section 2.05(a)), on the same terms and conditions and at the same price as are applicable to the Transferor Shares. In the event that the Tag-Along Right applies with respect to a proposed Transfer of Transferor Shares, then (i) Symmetric shall provide notice thereof in the Transferor Notice and (ii) each Seller shall have 30 days following receipt of the Transferor Notice to elect to sell all or a portion of such Seller’s Ratable

Percentage Shares. The failure of a Seller to notify Symmetric of its election of the Tag-Along Right within such 30 day period shall be deemed to constitute a waiver of such Seller’s Tag-Along Right with respect to such Transfer. If the Tag Buyer, as the case may be, is unwilling to purchase the Transferor Shares and all of the Seller Shares desired to be sold by Sellers exercising the Tag-Along Right, then, at Symmetric’s sole option, either (i) the transaction shall not be consummated or (ii) each of the Transferor Shares and the Seller Shares desired to be sold in the transaction by Sellers exercising the Tag-Along Right shall be ratably reduced to equal an amount of shares determined by multiplying the Transferor Shares or the applicable Seller Shares, as the case may be, by a fraction, the numerator of which is the total number of shares which the Tag Buyer, as the case may be, agrees to purchase in the transaction and the denominator of which is the total number of Transferor Shares and Seller Shares desired to be sold in the transaction.

(c)           If Symmetric exercises the Drag-Along Right, each Seller shall, and each Seller who exercises the Tag-Along Right shall, take such actions as reasonably necessary to consummate the applicable transaction, including, without limitation, to execute and deliver a definitive purchase and sale (or other similar) agreement, in substantially the same form and substance as the definitive agreement executed and delivered by Symmetric; provided, that (i) if Symmetric exercises the Drag-Along Right, the Sellers will be required to provide customary representations and warranties and customary indemnities, and (ii) if the Tag-Along Right is exercised, (A) the representations and warranties relating specifically to a Seller participating in the transaction shall be made only by such Seller and any indemnification provided by any Seller participating in the transaction with respect to the Company, if any, shall be based on the shares being Transferred by each of them vis a vis all of the shares in the Company being Transferred in the transaction, on a several, not joint, basis, (B) no Seller shall be required to provide any indemnity in such transaction that provides for liability to such Seller in excess of the amount of proceeds actually received by such Seller in such transaction, (C), only if the Tag Along Right is exercised, each of Symmetric and each Seller participating in the transaction shall bear its pro rata share of the costs of the transactions based on the net proceeds to be received by each such person in connection with the transaction to the extent such costs are incurred for the benefit of persons selling shares in the transaction and are not paid by the Tag Buyer, and (D), only if the Drag Along is exercised, Symmetric bear all reasonable costs of each Seller participating in the transaction,.

(d)           Symmetric shall have 120 days following the date of the Transferor Notice in which to consummate a transaction subject to this Section 2.05 on the terms set forth in the Transferor Notice (which 120-day period shall be extended for a reasonable time to the extent reasonably necessary to obtain any regulatory approvals or if necessary to enable Symmetric and any Seller as an insider of the Company to engage in a transaction in the securities of the Company). If at the end of such period, Symmetric has not completed the transaction other than as a result of any action or inaction by a Seller in breach of this Agreement, Symmetric may not then effect a transaction subject to this Section 2.06 without again fully complying with the provisions of this Section 2.05.

Article III
Preemptive Rights

Section 3.01           Preemptive Rights.

(a)           Except in the case of Excluded Securities (as defined below), if the Company proposes to issue or sell any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, any equity securities of the Company (the foregoing collectively, “Equity Securities”), to any person or entity (including, without limitation, any existing shareholder of the Company) in exchange for cash in a transaction that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), then the Company shall first offer in writing (such writing, a “Preemptive Rights Notice”) to sell such Equity Securities, on the same terms and conditions as proposed by the Company to such person or entity, to each of the Sellers (each such Seller a “Participating Seller” and collectively the “Participating Sellers”). Each Participating Seller shall then have the right (but not the obligation) (the “Preemptive Right”) to purchase from the Company such amount of the Equity Securities that would enable the Participating Seller to maintain the percentage determined by dividing (a) the total number of shares of Common Stock (on a fully diluted and as converted basis) held by such Participating Seller immediately prior to the issuance, by (b) the Company’s entire number of issued and outstanding shares of Common Stock (on a fully diluted and as converted basis) immediately prior to the issuance (for each Participating Seller, its “Preemptive Pro Rata Portion”). All Equity Securities to be purchased by the Participating Sellers shall be purchased at the price and on the terms set forth in such Preemptive Rights Notice. “Excluded Securities” shall mean (i) shares of capital stock of the Company granted to employees, officers or directors of, or consultants to, the Company pursuant to equity-based incentive compensation plans; (ii) shares of capital stock issued by the Company to third parties (who are not affiliates of the Company) in connection with an acquisition (or series of related acquisitions), strategic partnership, combination or merger; and (iii) shares of capital stock of the Company issued or issuable upon conversion of outstanding convertible securities on the date hereof.

(b)           Each Participating Seller shall exercise its Preemptive Right under this Section 3.01 by delivery of written notice to the Company no later than 10 business days after receipt of the Preemptive Rights Notice (the “Preemptive Rights Exercise Period”), such notice to state the irrevocable intent to exercise and the number or percentage of Equity Securities to be purchased by such Participating Seller up to its Preemptive Pro Rata Portion. Any failure by a Participating Seller to deliver written notice of the exercise of its Preemptive Right prior to the expiration of the Preemptive Rights Exercise Period shall be deemed to be a rejection by such Participating Seller of its Preemptive Right in respect of the offering of Equity Securities contemplated by such Preemptive Rights Notice. Unless otherwise specified in the Preemptive Right Notice or agreed in writing by all of the Participating Sellers purchasing Equity Securities in the offering, closing of the Equity Securities purchased by the Participating Sellers shall take place upon the later of: (i) 30 days after the expiration of the Preemptive Right Exercise Period and (ii) the consummation of the sale of the Equity Securities which triggered the Preemptive Rights Notice, on the terms and conditions specified in the Preemptive Right Notice. Any subsequent offering of Equity Securities by the Limited Partnership shall be subject to the provisions of this Section 3.01 and a new Preemptive Rights Notice shall be required.

(c)           Following the expiration of the earlier of the date of written rejection of a Preemptive Rights Notice or the last day of the Preemptive Rights Exercise Period, the Company shall be free to complete the proposed issuance or sale of Equity Securities described in the Preemptive Rights Notice with respect to which Preemptive Sellers declined to exercise the Preemptive Right on terms no less favorable to the Company than those set forth in the Preemptive Right Notice (except that the amount of Equity Securities to be issued or sold by the Company may be reduced); provided, that: (i) such issuance or sale is closed within 120 days after the expiration of the earlier of the date of written rejection of a Preemptive Rights Notice or the last day of the Preemptive Rights Exercise Period; and (ii) for the avoidance of doubt, the price at which such Equity Securities are sold to the Prospective Purchaser is at least equal to or higher than the purchase price described in the Preemptive Right Notice. In the event the Company has not sold such Equity Securities within such time period, the Company shall not thereafter issue or sell such Equity Securities without first again offering such securities to the Participating Sellers in accordance with the procedures set forth in this Section 3.01.

Article IV
Registration Rights

Section 4.01           Piggyback Registration.

(a)           If (but without any obligation to do so) at any time after the date hereof, Symmetric proposes to register any of its shares of Common Stock in connection with the public offering of such securities (each such registration not withdrawn or abandoned prior to the effective date thereof being herein called a “Piggyback Registration”), Symmetric shall, at such time, promptly give the Sellers written notice of such registration not later than 30 days prior to the anticipated filing date of such Piggyback Registration. Upon the written request of the Sellers given within 20 days after the delivery of such notice by Symmetric, the Company shall use its commercially reasonable efforts to cause to be registered under the 1933 Act all of the Seller Shares that the Sellers have requested to be registered, provided, however, that at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed under the Securities Act in connection with such registration, Symmetric shall determine for any reason not to register or to delay registration of such securities, Symmetric shall give written notice of such determination and its reasons therefor to the Sellers, and (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Sellers Shares in connection with such registration and (ii) in the case of a determination to delay registering, the Company shall be permitted to delay registering any Seller Shares, for the same period as the delay in registering such other securities of Symmetric. Symmetric shall have no obligation under this Section 4.01(a) to make any offering of its securities, or to complete an offering of its securities that it proposes to make. A Seller shall be permitted to withdraw all or any part of its Seller Shares from any Piggyback Registration at any time prior to the filing date of such Piggyback Registration, provided it delivers its notice to inform the Company such intention at least one trading day prior to such filing date. . If a Seller decides not to include all of its Seller Shares in any registration statement thereafter filed by the Company, such Seller shall nevertheless continue to have the right to include any Seller Shares in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein

(b)           If any Piggyback Registration is in the form of an underwritten offering and the lead managing Underwriter of such offering advises Symmetric or the Company that, in its view, the number of securities requested to be included in such registration exceeds the number (the “Sale Number”) that can be sold in an orderly manner in such registration within a price range acceptable to Symmetric, the Company shall include in such registration (in each case, to the extent that the inclusion of such shares would not cause the number of securities to be included in such Piggyback Registration to exceed the Sale Number):

(i)           first, any securities of the Company that Symmetric proposes to register and all Seller Shares requested to be included in such registration by the Sellers, up to the Sale Number; provided, however, that, if the number of such securities and Seller Shares exceed the Sale Number, the number of such securities and Seller Shares (not to exceed the Sale Number) to be included in such registration shall be allocated on a pro rata basis among Symmetric and all of the Sellers requesting that Seller Shares be included in such registration, on the basis of the number of shares of Common Stock (on a fully diluted, as converted basis), owned by Symmetric and the Sellers requesting that Seller Shares be included in such registration or in such manner as they may otherwise agree; and

(ii)           second, any securities that any other person proposes to register, up to the Sale Number.

(c)           If any Piggyback Registration is in the form of an underwritten offering, the lead managing Underwriter and any additional investment bankers and managers to be used in connection with such registration shall be selected by Symmetric.

(d)           The Sellers proposing to distribute their Seller Shares through such underwriting shall (i) (together with Symmetric and the Sellers distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the lead managing Underwriter selected for such underwriting by Symmetric, and each Seller selling Seller Shares shall participate in such underwriting, and (ii) furnish to Symmetric and the Company in writing such information with respect to itself as shall be necessary in order to assure compliance with federal and applicable state securities laws.

Section 4.02           Indemnification. In the event any Seller Shares are included in a registration statement under this ARTICLE IV:

(a)           To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Seller whose Seller Shares are included in a registration statement, the directors, officers, members, partners, employees, agents, representatives of, and each Person, if any, who controls any Seller whose Seller Shares are included in a registration statement within the meaning of the Securities Act and the Exchange Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the Securities and Exchange Commission (the “SEC”), whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a registration statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Seller Shares are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such registration statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Seller Shares pursuant to a registration statement or (iv) any violation of this ARTICLE IV (the matters in the foregoing clauses (i) through (iv) being, collectively, “Violations”). Subject to Section

4.03(c), the Company shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 4.02(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person for such Indemnified Person expressly for use in connection with the preparation of the registration statement or any such amendment thereof or supplement thereto, and (ii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company.

(b)           In connection with any registration statement in which a Seller is participating, each such Seller agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 4.02(a), the Company, each of its directors, each of its officers who signs the registration statement and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Seller expressly for use in connection with such registration statement; and, subject to Section 4.01(c), such Seller will reimburse any legal or other expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 4.02(b) and the agreement with respect to contribution contained in Section 4.04 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Holder.

(c)           Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 4.02 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 4.02, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or

Indemnified Party and any other party represented by such counsel in such proceeding. In the case of an Indemnified Person, legal counsel referred to in the immediately preceding sentence shall be selected by the Sellers holding at least a majority in interest of the Seller Shares included in the registration statement to which the Claim relates. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such Claim or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnified Party. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 4.02, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(d)           The indemnification required by this Section 4.02 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(e)           The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

Section 4.03           Contribution. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 4.02 to the fullest extent permitted by law; provided, however, that: (i) no person involved in the sale of Seller Shares which person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Seller Shares who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Seller Shares shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Seller Shares pursuant to such registration statement.

Section 4.04           Expenses of Registration. Except as specifically provided herein, all Registration Expenses (as defined below) incurred in connection with any registration under Section 4.01 shall be borne by the Company. All Selling Expenses (as defined below) incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale. “Registration Expenses” means all expenses incurred by the Company (exclusive of any Selling Expenses) in complying with Sections 4.01, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

Section 4.05           Most Favored Nations. Except in connection with (i) a capital raising transaction, (ii) a purchase or acquisition by the Company of an entity that qualifies as an Employee Stock Option Plan under the Internal Revenue Code of 1986, as amended, or (iii) a purchase or acquisition by the Company of an entity during period beginning on the date hereof and ending on the nine month anniversary of the date hereof in which the stock consideration paid to the seller is less than $1,000,000, if the Company grants more favorable demand, piggyback or incidental registration rights to any shareholder in connection with an acquisition by the Company at any time following the nine month anniversary of the date hereof, any such more favorable rights and/or terms shall be granted to the Sellers.  Notwithstanding the foregoing, the Company may grant pari passu registration rights to the rights granted hereunder.

Article V
Representations and Warranties

Section 5.01           Representations and Warranties. Each Seller, severally and not jointly, represents and warrants to the Company, Symmetric and Nahmad, and each of the Company, Symmetric and Nahmad, severally and not jointly, represents and warrants:

(a)           the Company or if such Stockholder is not a natural person, the Company or such Stockholder is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is formed, and has the requisite power and authority to own its properties and to carry on its business as now being conducted;

(b)           if such Stockholder is a natural person, such Stockholder is under no impairment or other disability, legal, physical, mental or otherwise, that would preclude or limit the ability of the Seller to enter into this Agreement or perform his obligations hereunder;

(c)           the Company or such Stockholder has the requisite power and authority to enter into and perform its or his obligations under this Agreement;

(d)           the execution and delivery of this Agreement by the Company or such Stockholder have been duly authorized and, except for filings required under the Exchange Act, no further filing, consent, or authorization is required;

(e)           this Agreement has been duly executed and delivered by the Company or such Stockholder, and constitutes the legal, valid and binding obligation of the Company or such Stockholder, enforceable against the Company or such Stockholder in accordance with the terms hereof, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies;

(f)           the execution, delivery and performance of this Agreement and the consummation by the Company or such Stockholder of the transactions contemplated hereby do not and will not: (i) with respect to the Company or if such Stockholder is not a natural person, result in a violation of the organizational documents of the Company or such Stockholder; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or such Stockholder is a party or by which the Company or such Stockholder is bound or to which any of its or his assets or properties are subject; or (iii) result in a violation of any law applicable to the Company or such Stockholder or by which any of his or its assets or properties is bound or affected; and

(g)           except for this Agreement, the Asset Purchase Agreement and in the case of Symmetric and Nahmad, that certain Stockholders Agreement dated as of March 6, 2015, by and among Symmetric, Nahmad, Michael Steiner and Robert Steiner, , such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the shares of the Company’s Common Stock owned or held by such Stockholder, including agreements or arrangements with respect to the acquisition or disposition of such shares or any interest therein or the voting of such shares.

Article VI
Symmetric Covenants

Section 6.01           Covenant. Symmetric agrees to vote all shares of Common Stock over which it exercises voting control and that it is eligible to vote in favor of the NYSE Approval (as defined in the Asset Purchase Agreement).

Article VII
Term and Termination

Section 7.01           Termination. The term of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (a) such time, if any, as no Seller Shares remain subject to this Agreement, (b) the dissolution, liquidation, or winding up of the Company, (c) such time, if any, as the holder(s) of a majority of the Symmetric Shares elect to terminate this Agreement by providing written notice of such termination to the Sellers, (d) the date that Nahmad is no longer the sole Manager of Symmetric I; provided that this Agreement will not be subject to termination under this clause (d) if a Nahmad Entity is the sole Manager of Symmetric I or any such Nahmad Entity otherwise continues to have majority control over Symmetric, or (e) the fifth anniversary of the date hereof; provided, however, that solely in the case of clause (e), if any period for giving notice or exercising a right or option under, or otherwise complying with the provisions of or completing a transaction (or, if applicable, series of related transactions), under, Sections 2.03, 2.05, 3.01 or 4.01 is in effect on the fifth anniversary of the date hereof, then solely with respect to such transaction (or, if applicable, series of related transactions), the provisions of Sections 2.03, 2.05, 3.01 or 4.01, as the case may be, and the Parties’ respective obligations thereunder shall survive the termination of this Agreement in accordance with their terms. Notwithstanding the earlier termination of the Agreement, Sections 7.01 through 7.14, and in the case where the Sellers are terminated other than for Cause or leave the Company other than for Good Reason, ARTICLE IV, shall survive until the fifth anniversary of the date hereof unless Sellers and the Company agree to terminate those provisions before the fifth anniversary.

Article VIII
Miscellaneous

Section 8.01           Expenses; Prevailing Party. Each Party shall pay his or its own expenses (including attorneys’ fees) incident to this Agreement and the transactions contemplated herein. Notwithstanding the foregoing, in the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party or parties for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.02           Notices. Any and all notices or other communications or deliveries required or permitted to be provided under this Agreement shall be in writing and shall be deemed given and effective on the earliest of (a) the business day following the date of mailing, if sent by nationally recognized overnight courier service, specifying next business day delivery, (b) the third business day following the date of mailing, if sent by certified mail, return receipt requested, postage prepaid, or (c) upon actual receipt by the Party to whom such notice is required to be given if delivered by hand. The address for such notices and communications shall be as follows:

If to Dennis Mack:	Dennis Mack
2331 Tripaldi Way
Hayward, CA 94545

If to Tom Marks:	Tom Marks
2331 Tripaldi Way
Hayward, CA 94545

In the case of notices	Wendel, Rosen, Black & Dean, LLP
to both Dennis Mack and	1111 Broadway, 24th Floor
Tom Marks, with a copy	Oakland, CA 94607
(which shall not constitute	Attn: Richard A. Lyons, Esq.
Notice) to:

If to Symmetric	Henry M. Nahmad
and/or Nahmad:	290 N.E. 68th Street
Miami, FL 33138

In the case of notices	Troutman Sanders LLP
to both Symmetric and	875 Third Ave.
Nahmad, with a copy	New York, NY 10022
(which shall not constitute	Attn: Joseph Walsh, Esq.
Notice) to:

or, in each case or in the case of a subsequently admitted Party to this Agreement, to such other address as may be designated in writing hereafter, in the same manner, by such Party by prior notice to the other Party or Parties, as the case may be, in accordance with this Section 5.02.

Section 8.03           Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida applicable to a contract executed and performed in such State without giving effect to the conflicts of Laws principles thereof, which would result in the applicability of the Laws of another jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Eleventh Judicial District of Florida and the courts of the State of Florida located in Miami-Dade County in connection with any Action arising out of or relating to this Agreement or the Transactions, waives any objection to venue in the Eleventh Judicial District of Florida and the courts of the State of Florida located in Miami-Dade County, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by Section 8.02. IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PARTIES HERETO WAIVE TRIAL BY JURY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.04           Titles and Headings. The titles and headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.05           Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court of competent jurisdiction determines that any term or provision hereof, or any part of any such term or provision is invalid or unenforceable, such term or provision, or part thereof, shall be enforced to the full extent permitted by such court, and all other terms and provisions shall not thereby be affected and shall be given full effect, without regard to the invalid provisions or portions.

Section 8.06           Entire Agreement. This Agreement, the Asset Purchase Agreement and the other documents being executed by the parties in connection with the Asset Purchase Agreement constitute the entire agreement of the Parties with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 8.07           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, successors, legal representatives, and permitted assigns and, to the extent set forth herein, transferees.

Section 8.08           No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon any person or entity other than the Parties hereto and their respective heirs, successors, legal representatives, and permitted assigns and, to the extent set forth herein, transferees, any rights or remedies under or by reason of this Agreement.

Section 8.09           Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the holder(s) of a majority of the Seller Shares then subject to this Agreement and the holder(s) of a majority of Symmetric Shares then subject to this Agreement. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This Agreement may be transmitted by facsimile or electronically, and it is the intent of the parties that the facsimile copy (or a photocopy or PDF copy) of any signature printed by a receiving facsimile machine or computer printer shall be deemed an original signature and shall have the same force and effect as an original signature.

Section 8.11           Further Assurances. The Parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other Parties (in particular, the party or parties whose rights and privileges may be affected or at issue) may reasonably request or require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 8.12           Equitable Remedies. Each Party hereto acknowledges that the other Party or Parties hereto would be irreparably damaged in the event of a breach or threatened breach by such Party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach under this Agreement, at law or in equity, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting specific performance by such Party of its obligations under this Agreement.

Section 8.13           Legend on Stock Certificates.

(a)           In addition to any legends required by applicable law, (i) each stock certificate representing any Seller Shares or Symmetric Shares shall bear a legend in substantially the form set forth in paragraph (b) below for so long as this Agreement remains in effect.

(b)           The restrictive legend referenced in paragraph (a) above shall be in substantially the following form:

“The shares represented by this certificate are subject to that certain Stockholders Agreement, dated October 7, 2016, and all amendments thereto, copies of which are on file at the principal office of the Company, and voluntary or involuntary sale, pledge, assignment, hypothecation, gift, or other disposition or transfer (as defined in such Stockholders Agreement) of the shares represented by this certificate or any interest therein shall be subject to the terms of such Stockholders Agreement and the shares represented hereby shall remain subject to the terms of such Stockholders Agreement notwithstanding any such Transfer.”

(c)           The Stockholders hereby agree to immediately submit to the Company the stock certificates held by each of them representing the Seller Shares or Symmetric Shares, as the case may be, for inscription of the aforesaid restrictive legend thereon.

(d)           Notwithstanding the foregoing or anything to the contrary contained herein, the enforceability of this Agreement, including, without limitation, the proxy granted hereby, shall not be affected by the fact that the stock certificates representing any Seller Shares or Symmetric Shares have not been delivered as provided for herein or that such stock certificates may not bear any legend with respect to the provisions of this Agreement.

Section 8.14           Construction; Interpretation; Definitions.

(a)           This Agreement shall be interpreted and construed without regard to any rule or presumption requiring that this Agreement be interpreted or construed against the party causing this Agreement to be drafted.

(b)           Whenever the context of this Agreement permits, the masculine or neuter gender shall include the feminine, masculine and neuter genders, and any reference to the singular or plural shall be interchangeable with the other.

(c)           For the avoidance of doubt, the terms “Common Stock,” “Seller Shares” and “Symmetric Shares” as used throughout this Agreement shall refer to the

Company’s Common Stock or shares thereof, as the context may require, and any other securities into which the Company’s Common Stock may be converted during the term of this Agreement.

(d)           Capitalized terms used, but not defined herein, shall have the respective meanings set forth in the Asset Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first written above.

ENVIROSTAR, INC.
By: /s/ Henry M. Nahmad Name: Henry M. Nahmad Title: Chief Executive Officer

SYMMETRIC CAPITAL LLC
By: /s/ Henry M. Nahmad Name: Henry M. Nahmad Title: Manager

SYMMETRIC CAPITAL II LLC
By: /s/ Henry M. Nahmad Name: Henry M. Nahmad Title: Manager

/s/ Henry M. Nahmad Henry M. Nahmad

WESTERN STATE DESIGN, LLC
By: /s/ Dennis Mack Name: Dennis Mack Title: President

/s/ Dennis Mack Dennis Mack

/s/ Tom Marks Tom Marks

EXHIBIT A

Form of Joinder Agreement

Reference is hereby made to that certain Stockholders Agreement, dated as October 7, 2016 (as amended from time to time, the “Stockholders Agreement”), by Symmetric Capital LLC, a Florida limited liability company, Symmetric Capital II LLC, a Florida limited liability company, Henry M. Nahmad, and Western State Design, LLC, Dennis Mack and Tom Marks, and the other Stockholders which may have become a party thereto from time to time.

Pursuant to and in accordance with Section ___ of the Stockholders Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, (a) the undersigned shall become a party to the Stockholders Agreement as a [__________], (b) the undersigned shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement as a [_________] as though an original party thereto, and (c) the shares of the Company’s Common Stock acquired on the date hereof by the undersigned from __________ shall be deemed to be [__________] Shares for all purposes of the Stockholders Agreement.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Stockholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of _____________.

[Transferee Stockholder Name]

By
Name:
Title:

Address:

26